Exhibit 99.(k)(1)

Brandon J. Cage

Vice President and Managing Counsel

Protective Life Insurance Company

Writer’s Direct Number: (205) 268-1889

Facsimile Number: (205) 268-3597

E-mail: brandon.cage@protective.com

April 21, 2026

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223

Dear Sir/Madam:

This opinion is submitted with respect to the registration statement on Form N-4, filed by Protective Life Insurance Company, as administrator on behalf of Empower Annuity Insurance Company of America (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933. The single premium deferred registered index-linked annuity contracts registered under this registration statement are known as “Great-West Capital Choice™ Advisor” (the “Contracts”). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	The Company is a corporation in good standing, duly organized and validly existing under the laws of the State of Colorado, and subject to regulation by the Colorado Division of Insurance.

2.	The Contracts constitute legally issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts.

Very truly yours,

/s/ Brandon J. Cage

Brandon J. Cage

Vice President and General Counsel